UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TICC Capital Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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On August 18, 2016, TICC Capital Corp. issued the following press release:

TICC CAPITAL COMMENTS ON RECOMMENDATION FROM PROXY ADVISORY FIRM ISS

TICC Urges Stockholders to Vote WHITE Proxy Card Today

GREENWICH, CT – August, 18 2016 – TICC Capital Corp. (NASDAQ: TICC) (the "Company," "TICC," "we," or "our") today commented on a report issued by Institutional Shareholder Services (“ISS”), an independent proxy voting advisory firm, regarding the proposals at the Company’s upcoming Annual Meeting, which will be held on September 2, 2016.

“ISS’s conclusion is based in part on TICC’s performance during a period when there was significant dislocation in the CLO market. We believe that the performance of investment advisors should be evaluated over a longer period. Since the beginning of 2009, TICC has generated Total Shareholder Returns of 323%,” said Steve Novak, Chairman of the Board of Directors. “The Board continues to strongly recommend that TICC stockholders vote against terminating the investment advisory agreement and for TICC’s highly qualified board nominee – Tonia Pankopf. Tonia is an outstanding nominee with a deep understanding of the Company. Her extensive investment management experience and corporate governance expertise have allowed her to play a crucial role in TICC’s success.”

TICC is delivering improved performance and it is critical that stockholders vote the white proxy card so that the Company can continue to deliver on their behalf:

•	The Company has revised its investment strategy, which is already yielding results – as ISS recognized, TICC’s stock price has increased by approximately 10% since the Company reported its Q2 earnings.

•	Recent earnings and the significant increase in book value per share showed that the Company is on the right track to deliver attractive returns to stockholders.

•	TICC has further aligned its fee structure with best-in-class practices in the BDC industry.

•	The Board has committed to maintain the current distribution policy.

TICC encourages all stockholders to carefully review its definitive proxy filing and other materials and vote only their WHITE proxy card. For more information, please call our proxy advisor Alliance Advisors toll free at 855-601-2247.

About TICC Capital Corp.
TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Additional Information and Where to Find It
TICC has filed a definitive proxy statement on Schedule 14A and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for TICC’s 2016 annual stockholder meeting (the “Annual Meeting”).  The Company has distributed the definitive proxy statement and a WHITE proxy card to each stockholder entitled to vote at the Annual Meeting. TICC STOCKHOLDERS ARE URGED TO READ THE COMPANY’S PROXY MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT TICC AND THE ANNUAL MEETING. These documents, including any proxy statement (and amendments and supplements thereto) and other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at TICC’s investor relations website (http://ir.ticc.com), or by writing to TICC at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the Annual Meeting. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on July 12, 2016 (the “Schedule 14A”). To the extent holdings of such participants in TICC securities have changed since the amounts described in the Schedule 14A, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Forward Looking Statements
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by law.

TICC Contacts

Media:
Emily Deissler/Nikki Ritchie/Benjamin Spicehandler

Sard Verbinnen & Co

212-687-8080

Stockholders:

Alliance Advisors, LLC

855-601-2247